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                                                                    Exhibit 4.34




                                                                   AMOUNT OF LLC

CERTIFICATE NUMBER 1                         PREFERRED SECURITIES:  $400,000,000

                        5.11% LLC PREFERRED SECURITIES
                 ($25.00 LIQUIDATION PREFERENCE PER SECURITY)
                                       OF
                          TECO FUNDING COMPANY II, LLC

      TECO FUNDING COMPANY II, LLC, a limited liability company formed under the laws of the State of Delaware (the "LLC"), hereby certifies that TECO Capital Trust II (the "SECURITYHOLDER") is the registered owner of LLC Preferred Securities representing a corresponding amount of preferred limited liability LLC interests in the LLC, which are designated the 5.11% LLC Preferred Securities, liquidation preference $25.00 per security and aggregate liquidation preference of $400,000,000 (the "LLC PREFERRED SECURITIES"). Subject to certain obligations which may arise under the Delaware Limited Liability Company Act (the "DELAWARE ACT"), no additional payments will be required pursuant to the Delaware Act for the LLC Preferred Securities to represent preferred limited liability LLC interests in the LLC, as to which the Securityholders of the LLC who hold the LLC Preferred Securities (the "SECURITYHOLDERS"), in their capacities as such, have no liability in excess of their obligations to make payments provided for in the LLC Agreement (as defined below) and their share as provided in the LLC Agreement of the LLC's assets and undistributed profits (subject to their obligation to repay any funds wrongfully distributed to them), and are transferable on the books and records of the LLC, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer and otherwise in accordance with the provisions of the LLC Agreement. The powers, preferences and special rights and limitations of the LLC Preferred Securities are set forth in, and this certificate and the LLC Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Liability LLC Agreement of the LLC, dated as of January 15 2002, as the same may be amended from time to time in accordance with its terms (the "LLC AGREEMENT"), authorizing the issuance of the LLC Preferred Securities and determining the powers, preferences and other special rights and limitations, regarding dividends, voting, return of capital and otherwise, and other matters relating to the LLC Preferred Securities. Capitalized terms used herein but not defined herein shall have the meaning given them in the LLC Agreement. The holders of the LLC Preferred Securities are entitled to the benefits of the Guarantee Agreement of TECO Energy, Inc., a Florida corporation, dated as of January 15, 2002 (the "GUARANTEE AGREEMENT") to the extent provided therein. Holders of LLC Preferred Securities are Sixth party beneficiaries of the Guarantee Agreement and may enforce such agreement as provided therein. The LLC will furnish a copy of the LLC Agreement and the Guarantee Agreement to the Securityholder without charge upon written request to the LLC at its principal place of business.

      The Securityholder, by accepting this certificate, is deemed to have agreed to be bound by the provisions of the LLC Agreement. Upon receipt of this certificate, the Securityholder is admitted to the LLC as an LLC Preferred Securityholder, is bound by the LLC Agreement and is entitled to the benefits thereunder.
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      IN WITNESS WHEREOF, this certificate has been executed on behalf of the
LLC by a duly authorized officer as of this 15 day of January, 2002.



                                    TECO FUNDING COMPANY II, LLC







                                     By:
                                         ------------------------------------
                                         Name:

                                         Title: